Exhibit 99.2

Under Armour: Fourth Quarter 2009 Earnings Call, January 28, 2010 (Brad Dickerson)

With Kevin and David having taken you through some of the highlights and strategies of our business, I would now like to spend some time on our fourth quarter and full year financial results.

This year demonstrates the financial discipline we continue to develop within our organization. We continue to invest in the critical areas of our business that will drive sustainable, profitable growth while managing our costs effectively and strengthening our balance sheet. These are all keys to putting us on a path to drive successful long-term growth in 2010 and beyond.

Our net revenues for the fourth quarter were up 24% year-over-year to $222 million. This success was largely driven by apparel, which was up 26% to $192 million. An important part of this apparel growth came from direct-to-consumer, which continued its strong growth, up 53% during the quarter, with success primarily in our Factory House outlet stores and web. Our international business also continues to gain traction and was up 45% for the quarter. Footwear was down approximately $500 thousand to $8.7 million in the fourth quarter due to returns and sales reserves.

Driven by our fourth quarter results, we exceeded our previously provided outlook for both our top line and EPS for the full year. For the full year, net revenues increased 18% to $856 million compared to $725 million in 2008, above our previously stated outlook of net revenues in the range of $830 million to $835 million. Our footwear revenues increased 61% for the year with our entrance into the Running category, while apparel gained 13% to $652 million with strength in Men’s, Women’s and Youth. Direct-to-consumer grew 49% in 2009, representing approximately 18% of net revenues while our international business was up 48% in 2009.

Fourth quarter gross margins were 51.4% compared with 50.7% in the prior year’s quarter primarily due to strong revenue growth in our higher margin direct-to-consumer channel and a favorable product mix shift towards apparel.

For the full year, gross margins were 48.2% compared with 48.9% in 2008. Although still a small percentage of sales, the liquidation of excess inventory to third parties impacted our gross margin for the full year. These liquidation sales were one of our key balance sheet initiatives, specifically around inventory management, which we feel was especially important in the 2009 environment. The growth in our footwear business also impacted our gross margin on a year-over-year basis. These items were partially offset by strong revenue growth in our higher margin direct-to-consumer business.

Selling, general and administrative expenses were $87 million in the fourth quarter of 2009, or 39.3% of net revenues, compared with $68 million, or 37.9% of net revenues, in the prior year’s period. This increase was primarily driven by the continued expansion of our factory house stores and higher personnel costs.

For the full year, selling, general and administrative expenses were $328 million, or 38.2% of net revenues, compared with $278 million, or 38.3% of net revenues, in the prior year. Similar to the fourth quarter, the year-over-year dollar increase in SG&A was largely driven by the continued expansion of our Factory House outlet stores and higher personnel costs. In addition, marketing expenses increased $11 million in 2009 and were 12.4% of net revenues compared with 13.1% in 2008. Our full year SG&A growth of 17.9% exceeded our previous outlook of growth in the mid-teens. This was primarily driven by increased direct-to-consumer variable costs relative to fourth quarter top-line, and performance equity expense tied to the impact our strong fourth quarter results had to the full year 2009 as well as our improved visibility into 2010.

Operating income during the fourth quarter increased 18% to $27 million compared with $23 million in the same period of the prior year. Due to the SG&A deleverage during the quarter, operating margin was 12.1% in the fourth quarter compared with 12.8% in the prior-year’s quarter.

For the year, operating income increased 11% to $85 million compared with $77 million in the prior year. Operating margin for 2009 was 10.0% of net revenues compared with 10.6% in 2008. The primary impact to our full year operating margin was the decline in gross margins I discussed earlier.

Below the operating income line we had some significant improvements. In the beginning of 2009, our enhanced and expanded currency hedging strategy significantly reduced our exposure to foreign currency fluctuations below the operating income line during the fourth quarter and the full year. In addition, due to decreased losses in our foreign subsidiaries and tax planning strategies implemented during 2009, we had improvements to our effective tax rate for both the fourth quarter and for the full year. Our effective income tax rate in the fourth quarter was 42.1% compared with 53.4% in the fourth quarter of 2008. For the full year, our effective income tax rate was 43.2% compared with 45.3% in 2008.

Our resulting net income in the fourth quarter was up 83% to $15 million compared with $8 million in the prior year period. Fourth quarter diluted earnings per share was $0.30 compared with $0.17 in the prior year, an improvement of approximately 76%.

Net income increased 22% for the full year to $47 million compared with $38 million in 2008. Diluted earnings per share for 2009 was $0.92 compared with $0.76 in the prior year.

As we have noted in previous quarters, we continue to focus on strengthening our balance sheet and improving our working capital efficiency. These efforts continue to pay off resulting in total cash and cash equivalents increasing over $85 million year-over-year to $187 million at year-end. Cash, net of debt, increased $111 million to $167 million at year-end. We currently have no borrowings outstanding on our $200 million credit facility.

Net accounts receivable decreased 2% on a year-over-year basis. This came as a result of our conservative approach to credit terms during 2009, the strong efforts of our collections team and the fact that our direct-to-consumer business was a higher percentage of our overall business.

Inventory at quarter-end decreased 19% year-over-year to $148 million compared to $182 million at the end of 2008. This improvement in inventory efficiency year over year was driven by increased demand for our product in the fourth quarter of 2009, increased liquidations of excess inventory during the year, and continued improvements to our inventory management from systems and processes implemented during 2009.

Our investment in capital expenditures for the year was $25 million compared with $41 million in 2008. Our previous outlook was for 2009 cap-ex to be in the range of $30-$35 million. Capital expenditures were lower than anticipated in 2009 primarily due to the shift in timing of some investments in our distribution facilities and IT infrastructure.

Now moving onto our full year outlook for 2010. Previously we provided an outlook of 2010 net revenues and EPS growth in the high single to low double digits. Given our current visibility, we are raising the low end of our outlook and now anticipate 2010 annual net revenues in the range of $945 million to $960 million, an increase of 10% to 12% over 2009. 2010 diluted earnings per share is expected to grow in-line with net revenue growth. It is also important to note that both net revenues and EPS in 2010 are expected to have first half/second half seasonality similar to that of 2009.

We expect our top line growth in 2010 to be fueled by continued strength in direct-to-consumer as well as higher growth in our U.S. wholesale apparel channel. US wholesale apparel growth accelerated in the fourth quarter, and based on current bookings and feedback from our accounts, we believe our US wholesale apparel sales will continue to be a point of strength in 2010.

As Kevin and David mentioned earlier, our focus in 2010 for Footwear is to continue to excel in the cleated categories while taking a conservative approach to the running and training categories to better position ourselves for new product in 2011. As a result of this approach, we are planning footwear revenues to be down in 2010 with the most significant dollar impact occurring in the first and third quarters. As Kevin and David both stated, we are in the footwear business for the long-term. As a business, we have many levers for growth, and we believe that this prudent strategy best positions us for the future.

Driven by product mix shift towards apparel and the continued anticipated growth in our higher-margin sales in direct-to-consumer, gross margins are planned to be improved in all four quarters of 2010 over 2009. In 2010, we will continue to invest in areas of our business we feel are important to drive near and longer-term results. We see these investments impacting our selling, general and administrative expenses in four critical areas of our business:

•	First, we will continue to invest in marketing in the range of 12% to 13% of net revenues,

•	Second, within the selling cost area, we will continue to invest in direct-to-consumer, specifically around Factory House and Global Direct online.

As David stated, direct-to-consumer will be one of the primary drivers of our 2010 growth as we are planning on the addition of 15 new Factory House stores and also anticipate incrementally investing in our online website.

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The third area of our investment focus will be around product innovation and supply chain, as we continue to build the teams that will innovate, design, develop and bring to market Under Armour products in 2010 and beyond, and

•	Fourth, we will have increased investments in Information Technology around analytical tools to support the growth of our company longer-term.

With these investments to support our growth, SG&A is expected to exceed our top line growth in 2010. We believe these investments are the key to building the growth platform to drive accelerated, profitable growth in future years.

Based on continued tax planning strategies, we expect our effective tax rate in 2010 to improve approximately 50 basis points from the 2009 rate of 43.2%. We anticipate fully diluted weighted average shares outstanding of approximately 51.1 million to 51.3 million for 2010.

Now a quick outlook for a few key balance sheet items in 2010. We anticipate that the seasonality of our cash balance in 2010 will be consistent with prior years, with the second and third quarters having the lowest cash balances of the year. Our key inventory metric remains turns, and we will continue to drive improved inventory efficiency in 2010 while also balancing the important need to service customer demand. For 2010, including the impact of shifting some investments from 2009 to 2010, capital expenditures for 2010 are expected to be in the range of $35-$40 million.

We are proud of our accomplishments in 2009, but as we have stated in the past, we have many opportunities to improve gross margin and operating efficiency and these will be a focus for our business as we head into 2010 and beyond as we strive to reach our long-term targets.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.